UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM T-3

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
UNDER THE TRUST INDENTURE ACT OF 1939

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.*

(Exact name of applicant as specified in its charter)

MAXCOM TELECOMMUNICATIONS, INC.

(Translation of applicant’s name into English)

Guillermo González Camarena No. 2000

Colonia Santa Fe Centro Ciudad

01376 Mexico City

Mexico

(Address of principal executive offices)

Securities to be Issued Under the Indenture to be Qualified

Title of Class	Amount
8% Senior Secured Notes due 2024	Up to $56,858,270
Junior Payment-in-Kind Notes	Up to $20,000,000

Approximate date of proposed public offering:

As soon as practicable following the Effective Date under the Joint Prepackaged Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B de C.V., et. al., pursuant to Chapter 11 of the Bankruptcy Code

Name and address of agent for service:

With a copy to:
C T Corporation System	Michael L. Fitzgerald
28 Liberty Street	Paul Hastings LLP
New York, NY 10005	200 Park Avenue
New York, NY 10166
(212) 318-6000

Maxcom Telecomunicaciones, S.A.B. de C.V. (the “Company”) hereby amends this Application for Qualification (this “Application”) on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, as amended, may determine upon the written request of the Company.

* The Co-Applicants listed on the following page are also included in this Form T-3 as applicants.

The following direct and indirect subsidiaries of the Company are expected to be guarantors of the 8% Senior Secured Notes due 2024 (the “Expected Subsidiary Guarantors”) and are co-applicants on this Form T-3.

•                  Outsourcing Operadora de Personal, S.A. de C.V.

•                  TECBTC Estrategias de Promoción, S.A. de C.V.

•                  Maxcom SF, S.A. de C.V.

•                  Maxcom TV, S.A. de C.V.

•                  Maxcom USA, Inc.

•                  Telereunión, S.A. de C.V.

•                  Telscape de Mexico, S.A. de C.V.

•                  Sierra Comunicaciones Globales, S.A. de C.V.

•                  Sierra USA Communications, Inc.

•                  Asesores Telcoop, S.A. de C.V.

•                  Maxcom USA Telecom, Inc.

EXPLANATORY NOTE

This Amendment No. 2 to Form T-3 is being filed on behalf of the Company and the Expected Subsidiary Guarantors as an amendment to the application for qualification filed with the Securities and Exchange Commission on October 18, 2019 (the “Previous Application”). This Amendment is being filed solely to file updated forms of indentures to be qualified hereby as Exhibits T3C-1 and T3C-2 hereto, replacing the indentures filed with the Previous Application. All other information in the Previous Application is unchanged and omitted from this Amendment.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, each of the applicants named below has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in Mexico, on October 23, 2019.

Maxcom Telecomunicaciones, S.A.B. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Outsourcing Operadora de Personal, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

TECBTC Estrategias de Promoción, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Maxcom SF, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Maxcom TV, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Maxcom USA, Inc.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Telereunión, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Telscape de Mexico, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Sierra Comunicaciones Globales, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Sierra USA Communications, Inc.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Asesores Telcoop, S.A. de C.V.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

Maxcom USA Telecom, Inc.

By:	/S/ ERIK GONZÁLEZ LAUREANO
Name: Erik González Laureano
Title: Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description
Exhibit T3A-1

Certificate of Incorporation of Maxcom USA, Inc. (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)

Exhibit T3A-2

Certificate of Incorporation of Sierra USA Communications, Inc. (incorporated by reference to Exhibit T3A.2 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3A-3

Certificate of Incorporation of Maxcom USA Telecom, Inc. (incorporated by reference to Exhibit T3A-3 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3B-1

Amended and Restated By-laws of Maxcom Telecomunicaciones, S.A.B de C.V. (incorporated by reference to Exhibit T3B-1 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3B-2

Bylaws of Outsourcing Operadora de Personal, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)

Exhibit T3B-3

Bylaws of TECBTC Estrategias de Promoción, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)

Exhibit T3B-4

Bylaws of Maxcom SF, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)

Exhibit T3B-5

Bylaws of Maxcom TV, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)

Exhibit T3B-6	Bylaws of Maxcom USA, Inc. (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form F-4 (No. 333-145800) filed with the Securities and Exchange Commission on August 30, 2007)
Exhibit T3B-7

Bylaws of Telereunión, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit T3B.8 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3B-8

Bylaws of Telscape de Mexico, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit T3B.9 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3B-9

Bylaws of Sierra Comunicaciones Globales, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit T3B.10 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3B-10

Bylaws of Sierra USA Communications, Inc. (incorporated by reference to Exhibit T3B.12 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3B-11

Bylaws of Asesores Telcoop, S.A. de C.V. (English Translation) (incorporated by reference to Exhibit T3B.13 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-28990) filed with the Securities and Exchange Commission on July 3, 2013)

Exhibit T3B-12

Bylaws of Maxcom USA Telecom, Inc. (incorporated by reference to Exhibit T3B-12 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3C-1*	Form of Indenture governing the Senior Notes

Exhibit T3C-2*	Form of Indenture governing the Junior PIK Notes
Exhibit T3D	Not applicable
Exhibit T3E-1

Offering Memorandum and Consent Solicitation Statement relating to the Joint Prepackaged Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V., et al., pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit T3E-1 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-2

Annex A to the Statement — Information About the Company (incorporated by reference to Exhibit T3E-2 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-3

Annex B to the Statement — Joint Prepackaged Chapter 11 Plan (incorporated by reference to Exhibit T3E-3 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-4

First Supplement to Offering Memorandum and Consent Solicitation Statement, dated July 15, 2019 (incorporated by reference to Exhibit T3E-4 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-5

Second Supplement to Offering Memorandum and Consent Solicitation Statement, dated July 23, 2019 (incorporated by reference to Exhibit T3E-5 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-6

Press release dated June 17, 2019 (incorporated by reference to Exhibit T3E-5 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-7

First press release dated June 28, 2019 (incorporated by reference to Exhibit T3E-5 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-8

Second press release dated June 28, 2019 (incorporated by reference to Exhibit T3E-5 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-9

Press release dated July 15, 2019 (incorporated by reference to Exhibit T3E-5 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-10

Press release dated July 30, 2019 (incorporated by reference to Exhibit T3E-10 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-11

Press release dated August 15, 2019 (incorporated by reference to Exhibit T3E-11 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-12

Press release dated August 19, 2019 (incorporated by reference to Exhibit T3E-11 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-13

Press release dated August 20, 2019 (incorporated by reference to Exhibit T3E-11 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-14

Press release dated September 17, 2019 (incorporated by reference to Exhibit T3E-11 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3E-15

Press release dated September 26, 2019 (incorporated by reference to Exhibit T3E-11 to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

Exhibit T3F-1*	Cross-reference sheet with respect to the Senior Notes Indenture (included in Exhibit T3C-1)
Exhibit T3F-2*	Cross-reference sheet with respect to the Junior PIK Notes Indenture (included in Exhibit T3C-2)

Exhibit T3G

Form T-1 qualifying U.S. Bank National Association as trustee under the indentures to be qualified pursuant to this Form T-3 (incorporated by reference to Exhibit T3G to the Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3 (No. 022-29080) filed with the Securities and Exchange Commission on October 18, 2019)

*              Filed herewith.